Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-62243, 333-38725, 333-70689, 333-125390, 333-127580, 333-157666, 333-163894 and 333-200743 on Form S-8 and Registration Statement No. 333-81772, 333-44722 and 333-80427 on Form S-3 and Registration Statement No. 333-163895 on Form S-3ASR of our report dated February 27, 2015, relating to the consolidated financial statements and financial statement schedule of Post Properties, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s adoption of the new accounting standard for reporting discontinued operations) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2014.

/s/Deloitte & Touche LLP

Atlanta, Georgia

February 27, 2015